Amendment to the
Line of Credit, Dated May 1, 2014

The parties agree that the $2,000,000 Line of Credit (the “Line of Credit”) by and between Minerco Resources Inc. (the “Maker”) and Post Oak, LLC (the “Lender”) is hereby amended as follows:
1. Line of Credit. The total of Advances allowed outstanding at any given time shall increase from Two Million Dollars ($2,000,000) to Three Million Dollars ($3,000,000.00).
2. Security. The requirement under this section has been removed.

ALL OTHER TERMS AND CONDITIONS OF THE LINE OF CREDIT REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated April 1, 2015 by signing below:

MINERCO RESOURCES, INC.        POST OAK, LLC

By:__/s/ V. Scott Vanis___________        By:__/s/ Heidi McFarland_______
V. Scott Vanis                    H. McFarland
Chief Executive Officer            Managing Director
Dated:_April 1, 2015______            Dated:_April 1, 2015______